Exhibit (h)(1)(ix)

AMENDMENT TO THE

ADMINISTRATION AGREEMENT

AMENDMENT (“Amendment”) made and effective as of June 1, 2019, by and among ProFunds (“ProFunds”), a Delaware statutory trust having a principal place of business located at 7501 Wisconsin Avenue, Suite 1000E, Bethesda, Maryland 20814, on behalf of each of its series identified in Schedule A to the Agreement (defined below) and all other series subsequently established by ProFunds, severally and not jointly, Access One Trust”), a Delaware statutory trust having a principal place of business located at 7501 Wisconsin Avenue, Suite 1000E, Bethesda, Maryland 20814, on behalf of each of its series identified in Schedule A to the Agreement (defined below) and all other series subsequently established by AOT, severally and not jointly (“AOT” and together with ProFunds, the “Trusts”), and Citi Fund Services Ohio, Inc., an Ohio corporation having its principal place of business located at 4400 Easton Commons, Suite 200, Columbus, Ohio 43219 (“Citi”, and with the Trusts, the “Parties”), to that certain Administration Agreement, dated January 1, 2004, as amended, between the Parties (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain administration services for the Trusts; and

WHEREAS, the Parties now wish to amend the Agreement pursuant to this Amendment to account for providing services related to the implementation of the Securities and Exchange Commission’s (“SEC”) rule regarding liquidity risk management;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.         Amendment to Section 4—Term.

The following language is inserted at the end of Section 4 in the Agreement:

Notwithstanding the forgoing, as of the date of the commencement of the provision of Liquidity Risk Management Services to the Trusts, the Trusts may terminate such Liquidity Risk Management Services with (6) months advance written notice to Citi.

2.         Amendment to Schedule B.

Schedule B to the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

3.         Amendment to Schedule D.

Schedule D to the Agreement is hereby deleted in its entirety and replaced with the Schedule D attached hereto.

4.         Representations and Warranties.

(a)       Each Trust represents that it has full power and authority to enter into and perform this Amendment, that this Amendment constitutes the legal, valid and binding obligation of each Trust in accordance with its terms, and that it has provided this Amendment to its Board of Trustees.

(b)       Citi represents that it has full power and authority to enter into and perform this Amendment and that this Amendment constitutes the legal, valid and binding obligation of Citi in accordance with its terms.

5.         Miscellaneous.

(a)       This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)       Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect and shall be binding upon the Parties in accordance with their respective terms.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)       Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)       This Amendment may be executed in counterparts, each of which shall be an original but all of which when so executed and delivered, taken together, shall constitute one and the same agreement.

(e)       For purposes of this Section 4(e), each of ProFunds and AOT is referred to as a “Trust.”  Each of the Agreement and this Amendment constitutes a separate and distinguishable agreement between Citi and each Trust on behalf of its respective series. Each of the Agreement and this Amendment has been structured as a single document for convenience only and shall not constitute any basis for joining the rights or obligations of the Trusts and/or their respective series for any reason.  The representations, warranties, duties and obligations of each Trust on behalf of its respective series under the Agreement and this Amendment are several, not joint. The representations, warranties, duties and obligations of Citi to each Trust on behalf of its respective series are separate and do not inure to the other Trust or its respective series. Neither Trust nor its respective series shall be responsible for the actions (or inactions) of the other Trust or its respective series.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective officers or authorized representatives as of the day and year first above written.

PROFUNDS, on behalf of each of its series, severally and not jointly		ACCESS ONE TRUST, on behalf of each of its series, severally and not jointly

By:	/s/ Todd B. Johnson	By:	/s/ Todd B. Johnson

Name:	Todd B. Johnson	Name:	Todd B. Johnson

Title:	President	Title:	President

Date:	June 17, 2019	Date:	June 17, 2019

CITIBANK, N.A.

By:	/s/ Dominic Crowe

Name:	Dominic Crowe

Title:	Managing Director

Date:	June 17, 2019

SCHEDULE B

TO THE ADMINISTRATION AGREEMENT BETWEEN

PROFUNDS, ACCESS ONE TRUST AND CITI FUND SERVICES OHIO, INC.

DATED January 1, 2004 (Amended as of June 1, 2019)

SERVICES

I.     GENERAL SERVICE LISTING

Under the supervision of the ProFunds (the “Trust”) and Access One Trust (“Access Trust,” together with the Trust, the “Trusts”) Board of Trustees, Citi shall manage, administer and conduct all of the general business activities of the Trusts and the Funds other than those which have been contracted to Service Providers retained by the Trusts.

As part of its duties hereunder, Citi shall investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsels, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, auditors, consultants and persons in any other capacity deemed to be necessary or desirable for the Funds’ operations. Citi shall provide the Trusts with all necessary and desirable regulatory reporting, office space, equipment, personnel and facilities (including facilities for shareholders’ and Trustees’ meetings) for handling the affairs of the Trusts and carrying out Citi’s duties under this Agreement and the Schedules and Exhibits hereto, including, but not limited to, the following:

II.    DETAILED SERVICE LISTING

1.     Financial Administration

(a)       Coordinate printing and distribution of the annual and semiannual reports;

(b)       Responsibility for the preparation, review and filing of Fund annual and semiannual reports in accordance with all applicable rules and regulations, subject to review by the Trusts’ counsel and the annual audit by Trusts’ Independent Accountants, including:

i.	Schedules of Investments
ii.	Statements of Assets and Liabilities
iii.	Statements of Operations
iv.	Statements of Changes in Net Assets
v.	Statements of Cash Flow (if necessary)
vi.	Financial Highlights
vii.	Notes to Financial Statements
viii.	Tax disclosure information
ix.	Line graphs and performance information excluding proprietary ProFunds’ indices (e.g. Europe 30, Asia 30).
x.	Review of other financial data included in annual and semiannual reports
xi.	Shareholder meeting results
xii.	Trustees’ and officer information
xiii.	Any additional information that may be required by rule or regulation

(c)       Responsibility for preparation, review and filing of Form N-CEN annually.

(d)       Responsibility for preparation, review and filing of Form N-CSR.

(e)       Responsibility for all financial reporting required by regulatory authorities.

(f)        Responsibility for preparation, review and filing of Form 24f-2.

(g)       Assist the Trust in obtaining Fund ratings from NRSROs and the NAIC.

(h)       Coordinate and facilitate acquisition and maintenance of NASDAQ ticker symbols.

(i)        Coordinate and facilitate all registration and reporting to fund data reporting companies. For Lipper, Morningstar, Thompson and Bloomberg, verify the accuracy of total returns monthly and other fund information semi-annually, or more frequently in the case of a material event. Provide all changes/corrections to data reporting companies.

(j)        Prepare relevant Fund information surveys requested by the Investment Company Institute.

(k)       Communicate applicable data to the Trusts’ transfer agent required for shareholder tax reporting.

(l)        Prepare and file Form 1099 MISC for the Trusts’ trustees and vendors.

(m)      Calculate estimated expense ratio projections for new Funds to be included in the Funds’ prospectus.

(n)       Prepare Fund budgets and calculate expense ratio projections on a monthly basis, or more frequently in the case of a material event (e.g. new/amended contract, significant invoice not budgeted for, significant change in assets, year end, etc.).

(o)       Calculate contractual Trust expenses, monitor all Funds’ expense ratios, and as appropriate, compute the Funds’ yield and expense ratios.

(p)       Responsibility for the implementation and methodology for allocating expenses within the Trusts.

(q)       Ensure allocations are appropriate and in compliance with the Fund’s Multiple Class Plan.

(r)        Responsibility for monitoring expense accruals for adequacy and make adjustments as needed (on a monthly basis or more frequently in the case of a material event, e.g. new/amended contract, significant invoice not budgeted for, significant change in assets, year end, etc.).

(s)        Responsibility for calculating and monitoring fee waivers, if necessary, under an Expense Limitation Agreement approved by the Board of Trustees.

(t)        Responsibility to review, approve and instruct payment of all invoices directed to the Funds, including (if appropriate):

i.      Verifying that charges are consistent with contracts, if applicable.

ii.     Reviewing expense calculations.

iii.    Determining that charges are appropriate Fund expenses.

iv.    Verifying the appropriateness of all out-of-pocket costs charged to the Funds.

v.     Authorizing payments.

(u)       Responsibility for preparation, calculation, review and coordination of fee table and fee example information and disclosures for the prospectus.

(v)       Responsibility for preparation, review and coordination of the financial highlights for the prospectus.

(w)      Prepare special and routine quarterly reports for the Board of Trustees as requested.

(x)       Assist with the design, development, and operation of the Funds, including new classes and accounting policies.

(y)       Advise the Trusts and their Board of Trustees on matters concerning the Trusts and their affairs.

(z)       Responsibility for calculation and review of the following performance calculations:

i.      Total return.

ii.     Distribution yield (if requested).

iii.    Total return with sales charges (if applicable).

iv.    After-tax performance calculations.

v.     Other performance calculations as may be reasonably required, now or hereafter.

(aa)     Respond to requests from independent fund accountants related to Fund audits and other Fund related business.

(bb)     Review materials and reports prepared by the Trusts’ auditors, and materials prepared by Trust counsel which are submitted to Citi.

(cc)     Provide oversight of the fund accountant as follows:

i.      Review expense changes for consistency with applicable Administrator’s instructions.

ii.     On a monthly basis, review total returns and expense ratios for significant and/or unusual items.

iii.    On a semi-annual basis, review the financial statements for significant or unusual items.

(dd)     Responsibility for preparation, review, and filing Form N-PORT with the SEC, as required monthly.

(ee)     monthly liquidity classification of portfolio securities on Form N-PORT effective June 1, 2019;

(ff)      prepare and file Form N-LIQUID as required.

2.     Compliance

(a)       Review quarterly compliance reports completed by the investment adviser.

(b)       Perform independent daily and monthly portfolio compliance review of information contained in fund accounting source reports.

(c)       Coordinate all IRS quarterly compliance reminder letters to investment advisers.

(d)       Coordinate SEC Fund examinations and inspections.

(e)       Provide proactive compliance consulting and advice to portfolio managers.

(f)        Prepare broker allocation reports for review by the Trusts’ investment adviser.

(g)       Provide on-site compliance training based on Fund-specific compliance manuals prepared by Citi as requested.

(h)       Monitor compliance with the Investment Company Act of 1940 (the “1940 Act”, Securities Act of 1933, the Securities Exchange Act of 1934 and IRS Rules and Regulations, develop procedures for changes, edit regulatory/compliance calendar to incorporate changes and keep the Trust informed of changes, which would affect the Funds’ investment objectives, defined investment policies, restrictions, issuer or industry diversification, and tax diversification and income distribution requirements.

(i)        Perform Compliance Review of IRS Qualification Tests, as applicable:

i.      Income.

ii.     Asset diversification (Sub M and/or Section 817(h)).

iii.    Distribution.

(j)        Monitor and advise the Trusts and their Funds concerning their regulated investment company and/or annuity status under the Internal Revenue Code.

(k)       Report to the Advisor the results of all quarterly asset diversification tests under the Internal Revenue Code and communicate if any Funds are required to remedy their diversification status during the available “cure period”.

(l)        Assist the Client with portfolio compliance monitoring in accordance with Rule 22e-4(b) including:

i.      daily liquidity classifications of portfolio securities held by the Fund;

ii.     daily monitoring of compliance with the Fund’s established Highly Liquid Investment Minimum (HLIM);

iii.    daily monitoring of compliance with the Fund’s 15% illiquid holdings maximum.

(m)      Prepare quarterly compliance reports for the Funds’ Board of Trustees or as requested by the Board or other service providers.

(n)       Provide on-line access to compliance data.

(o)       Assist the Funds’ Advisor with monitoring its compliance with Fund Board directives, including but not limited to, Joint Repurchase Agreements and “Approved Issuers Listings for Repurchase Agreements,” and procedures required under Rules 17a-7, 17e-1 and l 2d3-1 of the 1940 Act.

(p)       Perform quarterly reviews of securities transactions submitted by persons designated in the Funds’ Code of Ethics as access persons for purposes of determining compliance with such Code of Ethics.

(q)       Assist the Advisor in monitoring best execution by providing commission reports.

(r)        Assist the Trusts in monitoring the Trusts’ portfolio’s proxy voting filing process.

(s)        Maintain and manage annual regulatory/compliance filing calendar and follow up with responsible parties.

(t)        Apply for CUSIPS.

(u)       Develop and monitor the Administrator’s controls and procedures as necessary for the Trust’s Disclosure, Controls and Procedures and Internal Controls over Financial Reporting under the Sarbanes Oxley Act of 2002.

(v)       Prepare and file Form NP-X.

(w)      Responsible for oversight of the Trusts’ Distribution and Shareholding Servicing Plan.

3.     Legal Services

(a)       Coordinate with and provide support to Citi Compliance, Financial Administration and

Blue Sky personnel and ProFund Advisors LLC.

(b)       Coordinate the preparation of the following Trust agreements, subject to review by Trust counsel: (i) investment advisory agreements, (ii) management services agreements, and (iii) plans for use with various service organizations.

(c)       Prepare post-effective amendments to the Trusts’ registration statements (Form N-1A) representing the annual update of financial information for such registration statement, subject to review by Trust counsel, coordinate the review and filing of such documents with the SEC, and review for compliance with applicable rules/forms.

(d)       Except as provided in Item (c) above, review prospectuses, prospectus supplements, statements of additional information, other registration statement materials and proxy materials prepared by Trust counsel and coordinate the filing of such documents with the SEC, and review compliance with applicable rules/forms.

(e)       Maintain files of registration statements, Fund contracts, Trust proxies and other Trust documents pursuant to regulatory requirements.

(f)        Prepare for and conduct shareholder meetings.

(g)       Advise on product development issues.

(h)       Obtain appropriate insurance coverage on behalf of the Trusts, as approved by the Trusts’ Board of Trustees, including a Fidelity Bond and a Directors and Officers Errors and Omissions policy, and renew such policies based upon terms and conditions approved by the Trusts’ Board of Trustees. Monitor fidelity bond coverage for the Trusts and file amendments pursuant to 17g-1, if change in coverage is required.

(i)        Prepare materials and coordinate presentation of insurance options to the Board of Trustees.

(j)        Maintain insurance files for the Trusts.

(k)       Prepare, coordinate and facilitate distribution of trustee/officer questionnaires and respond to trustees/officers questions relating thereto.

(l)        Maintain authorized signers list.

(m)      Prepare quarterly Board meeting responsibility chart.

(n)       Provide at least one person to attend Board meetings.

(o)       Prepare Board agendas and reports related to the services Citi performs and as requested by the Board or the Advisor.

(p)       Coordinate the preparation of annual fee comparisons, performance, and total return comparisons with industry peer groups for the Board of Trustees and, at the direction of the Advisor, prepare materials as required under Section 15(c) of the 1940 Act or as requested by Trust counsel.

(q)       Prepare or compile performance and expense information, financial reports, and compliance data and information for inclusion in the Funds’ quarterly Board meeting materials.

(r)        Prepare all Board minutes, subject to review by Trust counsel.

(s)        Prepare special and organizational Board meeting materials.

(t)        Review, as requested, investment adviser’s report to be submitted to the Board pursuant to applicable Trust procedures.

(u)       Coordinate Board book production and distribution.

(v)       Proactively communicate and provide counsel regarding regulatory initiatives and/or rules (i.e. Sarbanes Oxley, Proxy Requirements, etc.), including Board communications.

(w)      Assist in compiling a list of significant service providers for Board reporting and certification of its accuracy by Trust officers.

(x)       Coordinate execution of all Trust documents as necessary.

(y)       Maintain and distribute Board Reference Guide.

(z)       Coordinate regulatory agency requests (e.g., NASD, SEC and IRS, etc.).

(aa)     Coordinate printing and distribution of prospectuses.

(bb)     Coordinate printing, distribution of proxy statements and tabulation of proxy votes.

(cc)     Administer the Trusts’ Codes of Ethics, including but not limited to, annual certification to the Board of Trustees regarding the adequacy of the Codes of Ethics and updating the Codes of Ethics when applicable.

(dd)     Coordinate annual pricing service due diligence pursuant to the Funds’ Pricing and Valuation Procedures and report conclusions to the Board of Trustees.

(ee)     Assist the Trusts in the preparation of appropriate documentation and records relating to the contribution of seed money capital for the Trusts.

(ff)      Assist with the development and reporting of the Trusts’ Supermarket Policy. Maintain copies of all supermarket agreements and provide copies to Financial Administration for appropriate consideration for expense accruals and payments.

(gg)     Provide appropriate administration as it relates to the fund’s multiple class plan and Rule 18f-3.

4.     Trust Officers

(a)       Provide person to serve as and perform the responsibilities of the Trusts’ Treasurer. The Treasurer of the Trusts will perform all duties and responsibilities commensurate with such position, including but not limited to the following:

i.	Attend and represent the Trust at periodic trustee meetings, as necessary.
ii.	Review and approve disbursements as requested by the Trustees.
iii.	Work with the Trusts’ Independent Accounting Firm on tax and accounting issues.
iv.	Responsible for oversight and implementation of accounting and financial reporting policies and practices of the Trusts, with the assistance of other Trust officers.
v.	Meet with the Audit Committee on a periodic basis.
vi.	Certify as Principal Financial Officer such reports and filings as are required by applicable law or regulations.
vii.	Develop and assist in the evaluation of the Trusts’ Disclosure Controls and Procedures.
viii.	Sign applicable governmental and regulatory filings on behalf of the Trusts.

(b)       Provide persons to serve in ministerial or administrative roles as officers of the Trusts, upon request and as mutually agreed by the parties.

5.     Oversight Functions:

(a)       Oversight and maintenance of required books and records for the Trusts, as required by Rules 31(a)-1 and 31(a)-2 of the 1940 Act in connection with services to be provided by Citi hereunder.

6.     Tax Services

(a)       Identify and track book-tax differences.

(b)       Support annual and semi-annual report process by preparing and reviewing the following:

i.	Return of Capital/Statement of position disclosures.
ii.	Tax-related footnote disclosures.

(c)       Responsibility for preparation and review of the following:

i.	Fiscal and excise tax provisions (including all book/tax adjustments) in accordance with the Internal Revenue Code and any applicable rules or regulations.
ii.

Calculation and declaration of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules or regulations.

iii.	Federal, state and excise tax returns (Form 8613), including execution and filing of same (including filings by extended due dates) in accordance with the Internal

Revenue Code and any applicable rules or regulations.
iv.	Year-end re-characterizations, return of capital, foreign tax credit and tax exempt percentages for Form 1099.
v.

Year-end shareholder reporting requirements (including but not limited to income by state, income by country, income by source (U.S. Treasury and Government Agency securities income and asset percentages, alternative minimum tax and dividends-received deduction information) and coordination of printing/mailing as appropriate and filing Forms 1099-DIV and 1099-MISC.

vi.	Tax equalization calculations.
vii.	Wash sale calculations.
viii.	Internal Revenue Code qualification, including asset diversification, good income and distribution tests.
ix.	60-day notice information (Foreign Tax Credit, Long term capital gain designation, tax exempt income, Dividend Received Deduction, qualified dividend income).

(d)       Review all dividend declarations to ensure that such distributions are not “preferential” under the Internal Revenue Code.

(e)       Advise the Funds for personal holding company status subsequent to year-end review.

(f)        Review complex corporate actions.

(g)       Calculate the “qualified dividend income” for all ordinary income distributions.

(h)       Apply for tax identification numbers.

7.     Service Provider Program

(a)       Rule 38a-1 Services.  Citi will provide the following additional services to assist the Trusts in connection with its obligations under Rule 38a-1 of the Investment Company Act of 1940, as amended (“Rule 38a-1”):

i.

Perform risk-based testing and an annual assessment of the internal compliance procedures of each Citi service group (“Citi Policies and Procedures”) that provides services to the Trusts (i.e., fund accounting, administration) and of any Citi affiliate acting as the Trusts’ distributor, to assist the Trusts’ Chief Compliance Officer in determining whether such compliance procedures are reasonably designed to comply with all Federal Securities Laws, as defined in Rule 38a-l.

ii.

Provide information reasonably requested by the Trusts’ Chief Compliance Officer or the Board of Trustees (the “Board”) in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.

iii.	Provide reports to the Trusts’ Chief Compliance Officer regarding the risk- based testing and annual assessment described in (a) above.
iv.	Maintain certain records for the Trusts in accordance with Rule 38a-1, which are specified below.
v.	Assist in the development of policies of the Trusts and establish procedures to support such policies as requested by the Trusts, solely with respect to services provided by Citi.

(b)       Records. Citi will maintain certain records for the Trusts as its administrator. On behalf of the Trusts, Citi shall maintain:

i.	A copy of the policies and procedures adopted by the Trusts required pursuant to Rule 38a-1 that are in effect, or at any time within the past five years were in effect, in an easily accessible place.
ii.

Copies of materials provided to the Board in connection with their approval of the policies referenced in sub-section (c)(1) below, and written reports provided to the Board pursuant to Rule 38a-1 for at least five years after the end of the fiscal year in which the documents were provided, the first two years in an easily accessible place.

iii.

Any records documenting the Trusts’ annual review pursuant to Rule 38a-l for at least five years after the end of the fiscal year in which the annual review was conducted, the first two years in an easily accessible place.

(c)       Information to be Furnished by the Trusts.

i.

The Trusts have furnished or shall promptly furnish to Citi copies of the Trusts’ Compliance Policies and Procedures (“Trust Procedures”). The Trusts need not deliver copies of Citi policies or procedures which the Trusts determine shall constitute a portion of the Trusts’ compliance program under 38a-1.

ii.

Consistent with Rule 38a-1, it is understood and agreed that the Trusts and Citi may make modifications to, respectively, the Trust Procedures and the Citi Policies and Procedures. Upon any changes or amendments, each party shall promptly notify the Trusts’ Chief Compliance Officer and, in the event of any material changes or amendments, shall notify the other party.

iii.

Citi may rely on all documents furnished to it by the Trusts and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trusts pursuant to (c)(1) of this sub-section.

SCHEDULE D

TO THE ADMINISTRATION AGREEMENT BETWEEN

PROFUNDS, ACCESS ONE TRUST AND CITI FUND SERVICES OHIO, INC.

DATED January 1, 2004 (Amended as of June 1, 2019)

FEE SCHEDULE

1.     Fund Administration Services

A.    Asset Based Fees

First $2.0 Billion in aggregate net assets of all Funds	5.00 bps
Next $1.0 Billion in aggregate net assets of all Funds	2.75 bps
Next $7.0 Billion in aggregate net assets of all Funds	1.50 bps
Above $10.0 Billion in aggregate net assets of all Funds	0.375 bps

Each Trust shall pay to Citi, on the first business day of each month, an administration fee computed at the annual rate set forth below. For the avoidance of doubt, for the purposes of determining the break points, the assets of both Trusts are combined, however each Trust only pays fees on its own assets.

B.    Additional Service Fees

Compliance Rule 38a-1	$60,000 per annum in the aggregate for the Trusts

C.    Form N-PORT

An annual complex fee of $1,325,000 will apply.

The annual complex fee will be evaluated annually and may be adjusted based on criteria mutually agreed upon by the Parties.

D.    Liquidity Risk Management

An annual complex fee of $237,500 will apply for Liquidity Risk Management Services.

Form N-LIQUID preparation and filing will incur a fee of $2,500 per filing, if required, in addition to the annual complex fee.

The annual complex fee of $237,500 is based on the requirement to provide Liquidity Risk Management Services to 95 Funds.  Any new fund launch (or closure) will increase (decrease) this fee. A review will occur at the end of each calendar year to certify the appropriate fee for the subsequent 12 month period.

2.     Out of Pocket Expenses:

Each Trust shall reimburse Citi for its respective out-of-pocket charges, including, but not limited to tax data services and travel and entertainment expenses to board meetings.